Exhibit 99.1

AUGUST 9, 2006

SAUER-DANFOSS INC. REPORTS RECORD SECOND QUARTER 2006 RESULTS

•                  Record Sales and Earnings Continue for the Second Quarter

•                  All-Time Record Cash Flow

•                  Full Year 2006 Earnings Forecast Increased

CHICAGO, Illinois, USA, August 9, 2006—Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the second quarter ended June 30, 2006.

SECOND QUARTER REVIEW

Record Second Quarter Earnings

Net income for the second quarter of 2006 was $23.5 million, or $0.49 per share, compared to second quarter 2005 net income of $19.6 million, or $0.41 per share.  Earnings grew a strong 20 percent for the second quarter 2006 even after the absorption of plant restructuring costs of $2.3 million pre-tax, or $0.03 per share, and costs of $3.6 million pre-tax, or $0.05 per share, relating to the implementation of a common business system platform.   Implementation costs of the common business system platform were $5.7 million pre-tax, or $0.08 per share, in the second quarter 2005.

David Anderson, President and Chief Executive Officer, stated, “We are very pleased with our record second quarter earnings.  Our margins, excluding restructuring costs, continue to show improvement, increasing both year over year and sequentially from the first quarter of this year.  This increase reflects our successful efforts over the past few years to improve our operating performance.”

Anderson continued, “While the costs associated with the implementation of a common business system platform were significant and in line with our expectations, they are declining from the amounts recorded in past quarters.  We successfully achieved another major milestone in this project with seven sites in the U.S. converting to SAP during the quarter.  Seventy percent of the worldwide users are now on our common business system platform.”

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Record Quarter Sales with Strong Growth in all Regions

Net sales for the second quarter increased 7 percent to $469.9 million, compared to sales of $438.1 million for the same period last year.   Excluding the impact of currency translation rate changes, sales increased by 8 percent over the prior year period.  Regionally, sales increased 10 percent in the Americas, while European and Asia-Pacific sales rose 5 percent and 12 percent, respectively, excluding the impact of currency translation rate changes.

All operating segments contributed to the sales increase year over year. Excluding the impact of currency translation rate changes, sales increased 12 percent in the Controls segment, followed by Propel with an 8 percent increase, and Work Function with a 2 percent improvement over the same quarter in 2005.

Anderson commented, “While our sales growth has normalized from the very high levels recorded last quarter, sales reached a record level for the second quarter and the increase over prior year is still strong.”

Strong Order and Backlog Levels

Orders received for the second quarter of 2006 were $508.3 million, up 12 percent from the same period last year, with little effect of currency translation rate changes.

Total backlog at the end of the second quarter of 2006 was $553.4 million, up 21 percent from the second quarter of 2005. Excluding currency translation rate changes, backlog was up 18 percent compared with the second quarter of 2005.

Anderson commented, “Our orders and backlog remain strong, with the 18 percent increase in backlog over prior year stronger than we reported last quarter.  The increase was driven by Europe where backlogs are up 15 percent over prior year, confirming the strength we are seeing in the European markets.”

SIX MONTH REVIEW

Record Sales and Earnings for Six Months

Net sales for the six months ended June 30, 2006, were $953.8 million, an increase of 11 percent over sales of $860.7 million for the first six months of

2005.  On a comparable basis, excluding the impact of currency translation rate changes, net sales were up 13 percent over last year.

Net income for the first six months of 2006 was $48.7 million, or $1.02 per share, compared to net income for the same period last year of $30.4 million, or $0.64 per share.  Earnings for 2006 rose 60 percent even though they were negatively impacted by plant restructuring costs of $7.4 million pre-tax, or $0.10 per share, and costs of $7.4 million pre-tax, or $0.10 per share, relating to the implementation of a common business system platform.   Implementation costs of the common business system platform were $9.6 million pre-tax, or $0.13 per share, in 2005.  2006 results also include income tax benefits of $5.8 million, or $0.12 per share, related primarily to prior years’ foreign tax credits not able to be previously recognized.

Record Cash Flow

Cash flow from operations for the first six months of 2006 was $110.4 million, an increase of 69 percent over cash flow of $65.3 million for the same period last year, driven primarily from improved profitability and working capital.  Capital expenditures for the six-month period were $42.3 million, up from $38.8 million for the comparable period in 2005.  Debt to total capital ratio, or leverage ratio, improved to 35 percent at the end of the second quarter from 40 percent at the end of the first quarter and 39 percent for last year’s second quarter.

“Our cash flow has been very strong, establishing new records for the quarter and six months,” stated David Anderson.  “The strong cash flow has allowed us to significantly reduce our debt levels.  Our leverage ratio, at 35 percent, represents a new low over historical levels.”

Timing of Restructuring Activities Adjusted

Anderson commented, “Our previously announced plan to close our LaSalle, Illinois, plant is on schedule to be completed by the end of the year.  Other restructuring, phase-out, or divestitures of underperforming product lines will also be completed by mid-2007 as previously announced.   However, as we react to the demand of certain of these products and to ensure that we meet our customer expectations, we are adjusting the timing of certain steps in our plans.  Therefore, some of the costs originally expected for 2006 will shift into 2007.”

OUTLOOK

Increasing Earnings Expectation for Full Year

Anderson concluded, “Even though we are entering the seasonally slower part of the year, our overall outlook still remains strong.  Based on the solid half-year results and the continued strength we see for the remainder of the year, we feel comfortable to raise our earnings expectations for the full year.”

Revised 2006 Expectations for the Full Year Are:

•                  Earnings per share of $1.15 to $1.25, after deducting restructuring and implementation costs (previous expectation $1.00 to $1.15)

•                  Restructuring costs of approximately $0.15 per share (previous $0.25 to $0.30)

•                  Implementation costs of the company-wide business system of $0.17 to $0.19 per share (unchanged)

•                  Sales up 8 to 10 percent (unchanged)

•                  Capital expenditures of 5 - 6 percent of sales (unchanged)

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 9,000 employees worldwide and revenue of more than $1.5 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,”

“believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the construction, road building, and material handling markets, specifically, continued to improve in 2005.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. has been strong in the first half of the year, it remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the exchange rate of the dollar.  The economic situation in Europe has begun to improve in recent months.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands	June 30,	June 30,	June 30,	June 30,
except share and per share data)	2006	2005	2006	2005
Net sales	469,856	438,096	953,815	860,681
Cost of sales	351,381	328,720	719,368	652,317
Gross profit	118,475	109,376	234,447	208,364
Research and development	15,478	15,516	30,012	30,922
Selling, general and administrative	56,355	57,005	112,019	114,073
Total operating expenses	71,833	72,521	142,031	144,995
Income from operations	46,642	36,855	92,416	63,369
Nonoperating income (expenses):
Interest expense, net	(4,446)	(4,028)	(9,030)	(8,347)
Minority interest	(7,671)	(6,507)	(16,145)	(13,890)
Other, net	(1,402)	1,656	(2,563)	3,267
Income before income taxes	33,123	27,976	64,678	44,399
Income tax (expense) benefit	(9,613)	(8,414)	(15,950)	(14,027)
Net income	23,510	19,562	48,728	30,372
Net income per share:
Basic net income per common share	0.49	0.41	1.02	0.64
Diluted net income per common share	0.49	0.41	1.02	0.64
Weighted average shares outstanding
Basic	47,696	47,456	47,694	47,453
Diluted	48,198	47,701	47,998	47,680
Cash dividends per common share	0.14	0.12	0.28	0.24

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2006	2005	2006	2005
Net sales
Propel	236,864	218,725	488,807	428,587
Work Function	121,175	119,630	246,115	235,362
Controls	111,817	99,741	218,893	196,732
Total	469,856	438,096	953,815	860,681
Segment Income (Loss)
Propel	39,349	38,897	79,416	70,520
Work Function	6,346	3,975	11,912	8,453
Controls	14,979	10,620	29,182	18,408
Global Services and Other Expenses, net	(15,434)	(14,981)	(30,657)	(30,745)
Total	45,240	38,511	89,853	66,636

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,	June 30,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	48,728	30,372
Depreciation and amortization	44,720	45,183
Minority interest	16,145	13,890
Net change in receivables, inventories, and payables	(33,753)	(61,266)
Other, net	34,600	37,103
Net cash provided by operating activities	110,440	65,282
Cash flows from investing activities:
Purchases of property, plant and equipment	(42,348)	(38,841)
Proceeds from sales of property, plant and equipment	3,528	724
Net cash used in investing activities	(38,820)	(38,117)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	(46,409)	(8,056)
Cash dividends	(12,382)	(10,439)
Distribution to minority interest partners	(3,750)	(4,006)
Net cash provided by (used in) financing activities	(62,541)	(22,501)
Effect of exchange rate changes	(833)	(2,705)
Net increase in cash and cash equivalents	8,246	1,959
Cash and cash equivalents at beginning of year	14,194	11,273
Cash and cash equivalents at end of period	22,440	13,232

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	Dec. 31,
(Dollars in thousands)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	22,440	14,194
Accounts receivable, net	289,569	220,752
Inventories	239,433	238,905
Other current assets	37,216	38,369
Total current assets	588,658	512,220
Property, plant and equipment, net	458,706	450,426
Other assets	210,951	208,267
Total assets	1,258,315	1,170,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	33,040	28,275
Long-term debt due within one year	123,174	168,548
Accounts payable	129,345	107,090
Other accrued liabilities	139,751	107,394
Total current liabilities	425,310	411,307
Long-term debt	138,388	135,452
Long-term pension liability	53,284	49,590
Deferred income taxes	47,503	44,277
Other liabilities	41,502	39,925
Minority interest in net assets of consolidated companies	63,974	51,440
Stockholders’ equity	488,354	438,922
Total liabilities and stockholders’ equity	1,258,315	1,170,913

Number of employees at end of period	8,984	8,614
Debt to total capital ratio (1)	35%	40%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.